Non-Invasive Monitoring Systems, Inc. Announces Appointment of Gary Wetstein as Chief Financial Officer

NORTH BAY VILLAGE, Fla.--(BUSINESS WIRE): Non-Invasive Monitoring Systems, Inc. (NIMS) (OTCBB:NIMU) announced today the appointment of Gary Wetstein the former Chairman of the Board of Directors of BDO Seidman, as Chief Financial Officer and Senior Vice President effective Tuesday, January 16, 2007.

Commenting on the appointment, Gary Macleod the Chief Executive Officer of NIMS said: "The Board warmly welcomes Gary Wetstein, as the Company's Chief Financial Officer and Senior Vice President. Gary Wetstein's position as a Chairman of a major international accounting firm for several years is a testimony to his skill and ability." Mr. Macleod further stated: "Gary's considerable skills and experience together with his financial planning and analysis acumen will be important assets to NIMS. Gary is a very strong addition to our senior management team."

Dr. Marvin Sackner, the Chairman of the Board of NIMS said: "I am delighted to welcome Gary as the new CFO and SVP of NIMS. Gary is an excellent executive with strong financial and leadership ability who will make a great contribution to NIMS."

Commenting on his appointment, Gary Wetstein said: "I am pleased to join the Company during this exciting period. With increased reporting legislation and requirements, my background and experience with public companies is a great fit with NIMS, and I look forward to contributing to the Company."

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Contact:
Non-Invasive Monitoring Systems, Inc., North Bay Village
Gary Macleod, 305/861-0075
gmacleod@nims-us.com